As filed with the Securities and Exchange Commission on June 30, 2011
Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________

HONEYWELL INTERNATIONAL INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-2640650
(State of Incorporation)	(I.R.S. Employer Identification No.)
____________

101 Columbia Road
P.O. Box 4000
Morristown, New Jersey 07962-2497
(973) 455-2000

(Address of Principal Executive Offices) (Zip Code)

2011 Stock Incentive Plan of Honeywell International Inc. and its Affiliates
(Full Title of the Plan)
____________

Thomas F. Larkins, Esq.
Vice President, Corporate Secretary and Deputy General Counsel
101 Columbia Road
P.O. Box 4000
Morristown, New Jersey 07962-2497
(973) 455-2000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
____________

With Copies To:

Arthur H. Kohn, Esq.
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
(212) 225-2000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer □
Non-accelerated filer □	Smaller Reporting Company □

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common stock, par value $1.00 per share: Shares available for future grants under the 2011 Stock Incentive Plan of Honeywell International Inc. and its Affiliates	39,000,000	$ 58.55	$ 2,283,450,000	$ 212,785
Total	39,000,000			$ 212,785

(1)
The amount to be registered also includes an indeterminate number of ordinary shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the 2011 Stock Incentive Plan of Honeywell International Inc. and its Affiliates (the “Plan”) as a result of stock splits, dividends or similar adjustments of the outstanding common stock of Honeywell International Inc. (“Honeywell” or the “Registrant”), in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h) under the Securities Act and based on the average of the high and low prices of Honeywell common stock as reported by the New York Stock Exchange Composite Tape on June 29, 2011.

(3)
As permitted by Rule 457(p) under the Securities Act, $52,324 of the registration fee that would otherwise be payable with respect to this registration statement is offset by registration fees previously paid by the Registrant in connection with the registration of 13,553,483 unsold shares of common stock under the Registrant’s Form S-8 (Registration No. 333-136086) filed with the Securities and Exchange Commission (the “Commission”) on July 27, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

Not required to be included in this registration statement.

Item 2.  Registrant Information and Employee Plan Annual Information.

Not required to be included in this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

The following documents filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement:

(a)         The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed pursuant to the Exchange Act on February 11, 2011 (the “Annual Report”);

(b)         All other reports filed by the Registrant pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report; and

(c)         The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-3 filed with the Commission on February 23, 2010 pursuant to the Securities Act.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Nothing in this registration statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities offered hereby will be passed upon for Honeywell by Jacqueline Whorms Katzel, Esq., Assistant General Counsel, Corporate Finance, of Honeywell.  As of June 30, 2011, Ms. Katzel beneficially owned 620 shares of Honeywell common stock through the Honeywell Savings and Ownership Plan. In aggregate, Ms. Katzel had 10,619 restricted units and options to acquire 23,000 shares of Honeywell common stock and 7,625 of such options had vested as of June 30, 2011.

Item 6. Indemnification of Directors and Officers.

In general, Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify  a person who is made or threatened to be made a party to any action, suit, or proceeding whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation (a “derivative action”)) by reason of the fact that the person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation (a “Covered Proceeding”), against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such Covered Proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.  To the extent that a present or former director or officer of a corporation is successful on the merits or otherwise in defense of a Covered Proceeding, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.  Section 145 of the DGCL further provides that it is not exclusive of other indemnification rights that may be granted by a corporation’s charter, by-laws, disinterested director vote, shareowner vote, agreement, or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareowners for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its shareowners, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Article Eleventh of Honeywell’s Amended and Restated Certificate of Incorporation eliminates the personal liability of directors of Honeywell to the fullest extent permitted by DGCL Section 102(b)(7).  In addition, Article Eleventh provides that each person who is or was a director or officer of Honeywell, and each person who serves or served at the request of Honeywell as a director or officer of another corporation, shall be indemnified and held harmless by Honeywell to the fullest extent authorized by the DGCL.

In addition, Honeywell maintains directors’ and officers’ reimbursement and liability insurance pursuant to standard form policies.  The risks covered by such policies include certain liabilities under the securities laws.

The Plan provides that no member of the Management Development and Compensation Committee of the Board of Directors of Honeywell (the “Committee”), nor any person acting as a delegate of the Committee with respect to the Plan, will be liable for any losses resulting from any action, interpretation or construction made in good faith with respect to the Plan or any award granted under the Plan.  The Plan also provides that Honeywell will indemnify, to the fullest extent permitted by law, each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that the person, or the executor or administrator of the person’s estate, is or was a member of the Committee or a delegate of the Committee.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this registration statement (numbering corresponds to Exhibit Table in Item 6.01 of Regulation S-K).

Exhibit No.	Description of Exhibit

4.1	2011 Stock Incentive Plan of Honeywell International Inc. and its Affiliates (incorporated by reference to Honeywell’s Definitive Proxy Statement on Schedule 14A, filed on March 10, 2011)

4.2	Honeywell’s Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3(i) to Honeywell’s Current Report on Form 8-K, filed on April 27, 2010)

4.3	Honeywell’s By-laws, as amended (incorporated by reference to Exhibit 3(ii) to Honeywell’s Current Report on Form 8-K, filed on April 27, 2010)

4.4	Form of certificate representing shares of Common Stock (incorporated by reference to Honeywell’s Registration Statement on Form 8-B filed on August 16, 1985 (File No. 333-30548))

5.1	Opinion of Jacqueline Whorms Katzel, Esq., with respect to the legality of the securities being registered hereby (filed herewith)

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith)

23.2	Consent of Jacqueline Whorms Katzel, Esq. is contained in her opinion filed herewith as Exhibit 5.1

24.1	Powers of Attorney (filed herewith)

Item 9. Undertakings.

(1)         The undersigned Registrant hereby undertakes:

(a)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (2)                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Township of Morris, State of New Jersey, on this 30th day of June, 2011.

Honeywell International Inc.

By: /s/ Kathleen A. Winters
Kathleen A. Winters
Vice President and Controller

DIRECTORS:

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on this 30th day of June, 2011.

Name	Title

* David M. Cote	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ David J. Anderson David J. Anderson	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Kathleen A. Winters Kathleen A. Winters	Vice President and Controller (Principal Accounting Officer)

* Gordon M. Bethune	Director

* Kevin Burke	Director

* Jaime Chico Pardo	Director

* D. Scott Davis	Director

* Linnet F. Deily	Director

* Judd Gregg	Director

* Clive R. Hollick	Director

* George Paz	Director

* Bradley T. Sheares, Ph.D	Director

*BY: /s/ Thomas F. Larkins Thomas F. Larkins Attorney in Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	2011 Stock Incentive Plan of Honeywell International Inc. and its Affiliates (incorporated by reference to Honeywell’s Definitive Proxy Statement on Schedule 14A, filed on March 10, 2011)

4.2	Honeywell’s Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3(i) to Honeywell’s Current Report on Form 8-K, filed on April 27, 2010)

4.3	Honeywell’s By-laws, as amended (incorporated by reference to Exhibit 3(ii) to Honeywell’s Current Report on Form 8-K, filed on April 27, 2010)

4.4	Form of certificate representing shares of Common Stock (incorporated by reference to Honeywell’s Registration Statement on Form 8-B filed on August 16, 1985 (File No. 333-30548))

5.1	Opinion of Jacqueline Whorms Katzel, Esq., with respect to the legality of the securities being registered hereby (filed herewith)

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith)

23.2	Consent of Jacqueline Whorms Katzel, Esq. is contained in her opinion filed herewith as Exhibit 5.1

24.1	Powers of Attorney (filed herewith)